EXHIBIT 99.1



                              FOR IMMEDIATE RELEASE

       BAY STATE BANCORP, INC. ANNOUNCES THREE MONTH AND YEAR END RESULTS


       Brookline,  Massachusetts, April 28, 2003. Bay State Bancorp, Inc. (AMEX:
BYS) (the "Company") the holding company for Bay State Federal Savings Bank (the "Bank"), today announced net income of $1.7 million, or $0.37 basic and $0.35 fully diluted earnings per share, for the three months ended March 31, 2003, compared to $1.8 million, or $0.39 basic and $0.36 fully diluted earnings per share, for the same period last year. The net income for the three months ended March 31, 2003 represents a return on average assets of 1.16% and a return on average equity of 11.50%, compared to 1.35% and 13.21%, respectively, for the same period last year. The three months ended March 31, 2003 includes income of $582,000, net of taxes, from the sale of investment securities to take advantage of certain income tax benefits that were to expire as of March 31, 2003, legal and professional services of $895,000 associated with the pending transaction with Seacoast Financial Services Corporation (NASDAQ: SCFS) ("Seacoast"), and a write-down of $121,000, net of taxes, in the cash surrender value of certain insurance policies supporting employee benefit plans. Excluding these items, net income for the period would have been $2.1 million, or $0.46 basic and $0.44 fully diluted earnings per share. This represents an increase of 21.4% in net income and a 17.9% and 22.2% increase in basic and fully diluted earnings per share, respectively, over the same period last year.

       Net income for the fiscal year ended March 31, 2003 totaled $7.6 million, or $1.66 basic and $1.54 fully diluted earnings per share, compared to $5.6 million, or $1.19 basic and $1.12 fully diluted earnings per share, for the previous year. The net income for the 2003 fiscal year represents a return on average assets of 1.34% and a return on average equity of 13.31%, compared to 1.11% and 10.50%, respectively, for the previous fiscal year. Net income for the 2003 fiscal year, excluding the previously mentioned items, would have been $8.0 million, or $1.76 basic and $1.63 fully diluted earnings per share. This represents an increase of 42.2% in net income and a 47.9% and 45.5% increase in basic and fully diluted earnings per share, respectively, over the last fiscal year.

       Per share amounts for the previous periods have been adjusted to reflect the 3-for-1 stock split on September 3, 2002.

       On December 19, 2002, the Company announced that it had entered into a definitive agreement with Seacoast, under which the Company will be acquired by

Seacoast and the Bank will be merged into Compass Bank for Savings, a wholly owned subsidiary of Seacoast. Shareholders of the Company can elect to receive, for each share of stock, $27.00 in cash or 1.257 shares of Seacoast common stock, subject to election and allocation procedures that are intended to ensure that 55% of the Company's shares will be exchanged for Seacoast common stock. The transaction is expected to close by the end of this quarter, subject to stockholder approval at a Shareholders' Meeting scheduled for April 30, 2003 and the receipt of all required regulatory approvals.

       The Company's Chairman, President and CEO, John F. Murphy commented, "We are happy to be announcing another successful quarter and fiscal year for the Company. The record levels of net income and earnings per share were a direct result of the strong growth in our core banking activities and the healthy net interest margin resulting from that growth. Loan growth for the fiscal year was $54.3 million, or 12.2%, while deposits increased $45.6 million, or 13.9%. Our ability to fund the majority of the asset growth with the increase in deposits, which were mainly lower-costing core deposits, resulted in a net interest margin of 4.72% for the year. Asset quality continues to be a strength of the Company as non-performing loans totaled $354,000, or 0.07% of total loans, at the end of the fiscal year."

       Mr. Murphy also commented, "We are pleased with the progress of our transaction with Seacoast. The response we have received from our customers and shareholders' has been extremely favorable and we look forward to combining our similar philosophies and approaches to community banking. We anticipate that the transaction will be completed by the end of the current quarter and the combined organization will provide excellent opportunities for our customers, employees, shareholders and the communities in which we serve."

       The Company previously announced that the Board of Directors declared a quarterly dividend of $0.10 per share. The dividend will be payable to shareholders of record as of May 2, 2003, and is expected to be paid on May 16, 2003.

       Total assets at March 31, 2003 were $584.5 million, compared to $528.7 million at March 31, 2002, an increase of 10.6%. The increase in assets was primarily due to an increase in loans receivable of $54.3 million, or 12.2%. The loan growth for the period was spread among multi-family and commercial real estate loans and 1-4 family residential mortgages. The increase in assets was funded from a $45.6 million, or 13.9%, increase in deposits and an increase in Federal Home Loan Bank advances of $5.7 million, or 4.2%. The increase in deposits, particularly in core deposit products, was a result of ongoing sales efforts.

         Total stockholders' equity was $61.0 million, or 10.43% of total assets, at March 31, 2003, an increase of $6.0 million, or 10.8%, from $55.0 million, or 10.41% of total assets, at March 31, 2002. The increase in equity was the result of the net income of $7.6 million for the period and an increase in additional paid-in capital related to stock option exercises, offset by a net increase in treasury stock and the


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payment of dividends.  The Company's  book value per share at March 31, 2003 was
$12.92, compared to $11.88 at March 31, 2002, an increase of 8.8%.

       Non-performing loans at March 31, 2003 were $354,000, compared to $109,000 at March 31, 2002. The allowance for loan losses totaled $4.8 million at March 31, 2003 compared to $4.5 million at March 31, 2002, an increase of 6.9%. At March 31, 2003, the allowance represented 1,369% of non-performing loans and 0.96% of total loans compared to 4,161% of non-performing loans and 1.01% of total loans at March 31, 2002.

       The Company's earnings for the three months and fiscal year ended March 31, 2003 were positively effected by a substantial growth in interest earning assets, an increase in lower-costing core deposits and lower market interest rates, which resulted in lower overall costs of funds. Additionally, the growth of lower cost deposits resulted in substantial improvements in the net interest rate spread and yield for the fiscal year.

       For the three months ended March 31, 2003, interest income on loans increased $336,000, or 3.8%, due to the increase in loans receivable, offset in part, by a reduction in the yield on the portfolio. The decrease in interest on investments of $96,000, or 14.8%, over the same period last year was the result of a decrease in the investment portfolio and a decline in the average yield on the portfolio. Interest expense on deposits decreased $169,000, or 8.3%, due primarily to a decrease in the overall cost of funds offset, in part, by growth of lower cost deposits. The decline in interest expense on borrowed funds of $274,000, or 16.4%, was a net result of an increase in the level of average borrowings at lower interest rates compared to last year and the reduced cost of renewed borrowings during the period. The result was a slight decline in the net interest margin for the three-month period to 4.66%, compared to 4.73% for the same period last year, and an increase in net interest income before the provision for loan losses of $683,000, or 11.8%.

       For the fiscal year ended March 31, 2003, interest income on loans increased $1.1 million, or 3.2%, due to an increase in loans receivable, offset in part, by the lower yield on the portfolio. The decrease in interest on investments of $254,000, or 9.3%, over last year was the net result of an increase in the average balance of the investment portfolio and a decline in the average yield on the portfolio. Interest expense on deposits decreased $2.1 million, or 20.5%, due to a decrease in the overall cost of funds offset, in part, by growth in lower cost core deposits. The decline in interest expense on borrowed funds of $1.6 million, or 21.3%, was the net result of an increase in average borrowings compared to last year and the lower cost of renewed borrowings during the period. The result was an increase in the net interest margin for the fiscal year to 4.72%, compared to 4.28% last year, and an increase in net interest income before the provision for loan losses of $4.6 million, or 22.6%.

       The provision for loan losses was $0 and $250,000 for the three months and fiscal year ended March 31, 2003, respectively, compared to $50,000 and $312,000 for



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the same  period  last  year,  respectively.  The loan loss  provisions  for the periods reflect the level of loan growth and loan composition from period to period and a continual low level of non-performing loans. The Company currently anticipates that it will maintain the allowance through future loan loss provisions to support the growth and mix of the loan portfolio, as considered necessary by management.

       Total non-interest income was $1.3 million and $2.5 million for the three months and fiscal year ended March 31, 2003, respectively, compared to $411,000 and $1.5 million for the same periods last year, respectively, an increase of $905,000, or 220.2%, for the three months ended March 31, 2003 and an increase of $1.0 million, or 71.7%, for the fiscal year. The primary reason for these increases was gains on the sale of securities of $841,000 for the three-month period and $850,000 for the fiscal year ended March 31, 2003 to take advantage of expiring tax benefits. Gain on the sale of loans increased $87,000 for the three-month period and $255,000 for the fiscal year ended March 31, 2003. The Bank sells it fixed rate residential loans with maturities greater than 15 years and due to current interest rate levels there was an increase in the number of loans of this type originated and sold during the period, compared to the same period last year. The Company recognized a net loss on the sale of trading securities of $33,000 and $159,000, for the three months and fiscal year ended March 31, 2003, respectively, compared to a net loss of $56,000 and $103,000 for the three months and fiscal year ended March 31, 2002, respectively. These gains and losses represent the changes in the market value of the assets supporting certain employee benefit plans. During the fiscal year ended March 31, 2003, the Company recognized a $30,000 loss on the disposal of fixed assets associated with the write-off of leasehold improvements in a branch office that was relocated.

       Total non-interest expense was $4.4 million for the three months ended March 31, 2003, compared to $3.2 million for the same period last year, an increase of $1.2 million, or 38.2%. Total salaries and benefits increased $300,000, or 14.5%, primarily the result of the increased number of employees, a general increase in salaries and benefits, the greater costs associated with the Bank's ESOP due to the impact from the increased stock price of the Company and the net write-down of $121,000 in the cash surrender value of insurance policies supporting certain benefit programs. Other expense increased $915,000 during the period, primarily the result of $895,000 in legal and professional services relating to the pending transaction with Seacoast.

       Total non-interest expense was $13.9 million for the fiscal year ended March 31, 2003, compared to $12.1 million for the same period last year, an increase of $1.8 million, or 15.1%. Total salaries and benefits increased $957,000, or 12.5%, primarily the result of the increased number of employees, a general increase in salaries and benefits, the increased expense associated with the Bank's ESOP, due the Company's increased stock price and the net write-down of $121,000 in the cash surrender value of insurance policies supporting certain employee benefit plans. Occupancy and equipment expense increased $78,000, or 4.8%, due to the increased level of depreciation on improvements and utility costs associated with the retail and administrative areas of the Bank. Advertising expense totaled $438,000 compared to $555,000 for the same period last year, a decrease of $117,000, or 21.1%, primarily as a result of the higher print advertising costs in connection with new product promotions in 2002. Data processing costs increased $43,000, or 9.6%, due to the higher level of deposits and loans serviced by the Bank. Other expense increased $868,000 during the period, primarily the result of legal and professional services relating to the pending transaction with Seacoast.

       For the three months ended March 31, 2003 income taxes of $1.7 million were provided on net income before tax of $3.4 million for an effective rate of 49.5%, compared to $1.2 million on income before taxes of $3.0 million for an effective rate of 40.5%, for the same period last year. For the fiscal year ended March 31, 2003 income taxes of $5.7 million were provided on net income before tax of $13.2 million for an effective rate of 42.7%, compared to $3.7 million on income before taxes of $9.4 million for an effective rate of 39.9%, for the same period last year. The increase in effective tax rate for the three months and fiscal years ended March 31, 2003 was directly related to the non-deductibility of the expenses associated with the pending transaction and write-downs in insurance policies.

       Bay State Bancorp, Inc. through its subsidiary Bay State Federal Savings Bank currently operates 6 banking offices and an administrative office in Norfolk and Suffolk Counties.

       Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Except as required by applicable law or regulation, the Company does not undertake - and specifically disclaims any obligation - to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

       CONTACT: Michael O. Gilles, Sr. Vice President and Chief Financial Officer, (617) 739-9555.



                    BAY STATE BANCORP, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets

                                                                     March 31,         March 31,
                                                                       2003              2002
                                                                 ---------------   ---------------
                                                                         (Dollars in thousands)
                                                                   (Unaudited)
Assets

Cash, due from banks and interest bearing
  deposits with other banks                                       $      11,756     $      10,978
Short-term investments                                                   23,692             6,339
Investment securities available for sale                                 17,110            34,804
Investment securities held to maturity                                      111               177
Loans receivable, net                                                   500,664           445,547
Mortgage loans held for sale                                                  -               813
Accrued interest receivable                                               3,132             3,256
Stock in Federal Home Loan Bank of Boston                                 8,455             8,455
Investment in bank owned life insurance                                   9,043             8,643
Premises and equipment                                                    3,094             3,036
Deferred tax asset, net                                                   2,356             2,675
Other assets                                                              5,070             3,992
                                                                 ---------------   ---------------
    Total assets                                                  $     584,483     $     528,715
                                                                 ===============   ===============

Liabilities and Stockholders' Equity

Liabilities:
  Deposits                                                        $     374,196     $     328,626
  Federal Home Loan Bank advances                                       142,837           137,143
  Other borrowed funds                                                    2,049             2,902
  Other liabilities                                                       4,420             5,013
                                                                 ---------------   ---------------
    Total liabilities                                                   523,502           473,684
                                                                 ---------------   ---------------
Stockholders' equity:
  Common stock, par value $.01 per share, issued
    7,605,696 shares (1)                                                     76                76
  Additional paid-in capital                                             52,567            49,606
  Retained earnings                                                      34,781            28,896
  Accumulated other comprehensive income                                    656               448
  Unallocated ESOP shares                                                (1,609)           (2,015)
  Unearned shares 1998 stock-based incentive plan                          (416)             (812)
  Treasury stock, 2,632,111 and 2,660,073 shares (1)                    (25,074)          (21,168)
                                                                 ---------------   ---------------
    Total stockholders' equity                                           60,981            55,031
                                                                 ---------------   ---------------
      Total liabilities and stockholders' equity                  $     584,483     $     528,715
                                                                 ===============   ===============

SELECTED FINANCIAL HIGHLIGHTS - AT END OF THE PERIOD
---------------------------------------------------------------
(Dollars in thousands, except per share amounts)
Total stockholders' equity to total assets                               10.43%            10.41%
Book value per share                                                    $ 12.92           $ 11.88 (1)
Non-performing loans                                                        354               109
Allowance for loan losses                                                 4,848             4,535
Allowance as a % of non-performing loans                               1369.49%          4160.55%
Allowance as a % of loans                                                 0.96%             1.01%

(1) Amounts have been adjusted to reflect 3-for-1 stock split on September 3, 2002



                           BAY STATE BANCORP, INC. AND SUBSIDIARIES
                                 CONSOLIDATED INCOME STATEMENTS
                                          (Unaudited)

                                                     Quarter ended                        Fiscal year ended
                                                        March 31,                              March 31,
                                                2003               2002                2003               2002
                                         ------------------------------------   -----------------------------------
                                                (Dollars in thousands)                  (Dollars in thousands)
Interest income:
  Loans                                  $          9,175    $         8,839    $        36,448    $        35,313
  Investments                                         552                648              2,482              2,736
                                         -----------------   ----------------   ----------------   ----------------
    Total interest income                           9,727              9,487             38,930             38,049
                                         -----------------   ----------------   ----------------   ----------------
Interest expense:
  Deposits                                          1,864              2,033              7,981             10,043
  Borrowed funds                                    1,397              1,671              6,053              7,691
                                         -----------------   ----------------   ----------------   ----------------
    Total interest expense                          3,261              3,704             14,034             17,734
                                         -----------------   ----------------   ----------------   ----------------
    Net interest income                             6,466              5,783             24,896             20,315
Provision for loan losses                             -                   50                250                312
                                         -----------------   ----------------   ----------------   ----------------
  Net interest income after provision               6,466              5,733             24,646             20,003
                                         -----------------   ----------------   ----------------   ----------------
Non-interest income:
  Other fees and charges                              158                122                595                541
  Gain on sale of loans                               130                 43                380                125
  Net gain(loss) on trading securities                (33)               (56)              (159)              (103)
  Gain on sale of investments, net                    892                 51              1,043                193
  Loss on disposal of fixed assets                     -                  -                 (30)                -
  Other income                                        169                251                683                707
                                         -----------------   ----------------   ----------------   ----------------
     Total non-interest income                      1,316                411              2,512              1,463
                                         -----------------   ----------------   ----------------   ----------------
Non-interest expense:
  Salaries and benefits                             2,365              2,065              8,586              7,629
  Occupancy and equipment                             400                399              1,694              1,616
  Advertising                                         104                133                438                555
  Data processing                                     130                105                489                446
  Other expense                                     1,383                468              2,716              1,848
                                         -----------------   ----------------   ----------------   ----------------
    Total non-interest expense                      4,382              3,170             13,923             12,094
                                         -----------------   ----------------   ----------------   ----------------
    Income before taxes                             3,400              2,974             13,235              9,372
    Income taxes                                    1,684              1,203              5,655              3,737
                                         -----------------   ----------------   ----------------   ----------------
Net income                               $          1,716    $         1,771    $         7,580    $         5,635
                                         =================   ================   ================   ================

SELECTED FINANCIAL HIGHLIGHTS
-----------------------------------------
Basic earnings per share                           $ 0.37             $ 0.39 (1)         $ 1.66             $ 1.19 (1)
Diluted earnings per share                         $ 0.35             $ 0.36 (1)         $ 1.54             $ 1.12 (1)
Return on average assets                            1.16%              1.35%              1.34%              1.11%
Return on average equity                           11.50%             13.21%             13.31%             10.50%
Interest rate spread                                4.40%              4.41%              4.42%              3.88%
Net interest margin                                 4.66%              4.73%              4.72%              4.28%

Average basic shares outstanding                4,643,232          4,568,496 (1)      4,558,587          4,725,762 (1)
Average fully diluted shares outstanding        4,867,692          4,906,035 (1)      4,916,929          5,035,989 (1)

(1) Amounts have been adjusted to reflect 3-for-1 stock split on September 3, 2002
